Exhibit 10.(d)

CUMMINS INC. SUPPLEMENTAL
LIFE INSURANCE AND DEFERRED INCOME PLAN

Restated as of January 1, 2008

ARTICLE I
RESTATEMENT AND PURPOSE

Section 1.01                            History and Restatement.  Cummins Inc. (“Company”) established the predecessor of the Cummins Inc. Supplemental Life Insurance and Deferred Income Plan, effective January 1, 1986 (“Prior Program”).  Effective January 1, 1997, the Company restated the Prior Program in its entirety, naming it the “Cummins Engine Company, Inc. Supplemental Life Insurance and Deferred Income Plan.”  The Company has amended the Plan on several occasions since that time.  The Company most recently restated the Plan, effective January 1, 2005, to comply with the requirements of Code Section 409A and the guidance thereunder.  By this restatement, which is generally effective as of January 1, 2008, the Company amends the Plan to comply with the requirements of the final regulations under Code Section 409A.

Section 1.02                            Application of Restatement.  This restatement of the Plan is effective as of January 1, 2008, with respect to any amounts accrued or Vested under the Plan after 2004.  It does not apply to any amount that was accrued and Vested as of December 31, 2004 (“Grandfathered Amount”), and Grandfathered Amounts shall continue to be governed by the terms and conditions of the Plan without regard to this restatement; provided, however, the individual entitled by receive benefits following an Executive’s death that occurs on or after January 1, 2008, shall be determined pursuant to this restatement.

Section 1.03                            Purpose.  The purpose of the Plan is to provide (i) increased protection and liquidity for a select group of management or highly compensated employees of the Company and their families and (ii) a competitive retirement program for such employees that is integrated with the Pension Plan and the Excess Benefit Retirement Plan.  The Company intends for the retirement benefits portion of the Plan to qualify as an unfunded arrangement maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of ERISA Sections 201, 301, and 401.  The Company also intends for the Plan to satisfy the applicable requirements of Code Section 409A.

Section 1.04                            Grantor Trust.  The Company has established a grantor trust to hold assets for the provision of certain benefits under the Plan as well as other Employer benefits.  Assets of the Trust are subject to the claims of the Employer’s general creditors.

ARTICLE II
DEFINITIONS AND INTERPRETATION

Section 2.01                            Definitions.  When the first letter of a word or phrase is capitalized herein, the word or phrase shall have the meaning specified below:

(a)                                  “Administrator” means the Company’s Benefits Policy Committee or such other person that the Board designates as Administrator.  To the extent that the Administrator delegates a duty of responsibility to an agent, the term “Administrator” shall include such agent.

(b)                                 “Affiliated Employer” means (i) a member of a controlled group of corporations (as defined in Code Section 414(b)) of which the Company is a member or (ii) an unincorporated trade or business under common control (as defined in Code Section 414(c)) with the Company.

(c)                                  “Affirmation of Domestic Partnership” means an Applicable Form for affirming the relationship between a Participant and his Domestic Partner.

(d)                                 “Alternate Payee” has the meaning set out in ERISA Section 206(d)(3)(K).

(e)                                  “Annuity Starting Date” means the date as of which a benefit under the Plan is to commence or be paid (if payable as a lump sum).

(f)                                    “Applicable Form” means a form provided by the Administrator for making an election or designation under the Plan.  To the extent permitted by the Administrator, an Applicable Form may be provided and/or an election or designation made electronically.

(g)                                 “Average Covered Compensation” means as follows:

(1)                                  For benefits with an Annuity Starting Date after 2005, the average annualized Covered Compensation paid to the Executive during the 60 consecutive calendar months (of the 120 consecutive calendar months ending with the month in which the Executive’s Termination of Employment occurs) in which the Covered Compensation paid to the Executive is highest.  Notwithstanding the preceding sentence, if the Executive Terminates Employment after a Change of Control, and his Covered Compensation includes base salary and bonus payments paid to him pursuant to the Executive Retention Plan following his Termination of Employment, the 120-month period referred to above shall be the 120 consecutive month period ending on the last day of the month for which such payments are payable under the Executive Retention Plan, if the determination of Average Covered Compensation over such period would provide a greater benefit to the Executive hereunder.  If the Executive does not receive Covered Compensation for a period of at least 60 months, his Average Covered Compensation shall be determined based on the months in which he receives Covered Compensation.

(2)                                  For benefits having an Annuity Starting Date in 2005, the meaning specified by the Plan, as in effect immediately before this restatement.

(h)                                 “Beneficiary” means the person or entity entitled to receive an Executive’s death benefits payable under the policies described in Article IV and Vested Survivor Benefit, if any, remaining after the Executive’s death.  An Executive’s Beneficiary shall be determined as provided in Section 6.08.

(i)                                     “Benefit Claim” means a request or claim for a benefit under the Plan, including a claim for greater benefits than have been paid.

(j)                                     “Board” or “Board of Directors” means the Company’s Board of Directors or, where the context so permits, its designee.

(k)                                  “Change of Control” means the occurrence of any of the following:

(1)                                  there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted in whole or in part into cash or other securities or property, other than a merger of the Company in which the holders of the Company’s common stock immediately before the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, or

(2)                                  the liquidation or dissolution of the Company, or

(3)                                  any ‘person’ (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (‘the Exchange Act’)), other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof or a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, shall become the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, or otherwise, or

(4)                                  at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s stockholders of each new director during such two-year period was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such two-year period, or

(5)                                  any other event shall occur that would be required to be reported in response to Item 6(e) (or any successor provision) of Schedule 14A or Regulation 14A promulgated under the Exchange Act.

Notwithstanding the preceding provisions, an event or series of events shall not constitute a Change of Control unless the event or series of events qualifies as a change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation within the meaning of Code Section 409A(a)(2)(A)(v).

(l)                                     “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(m)                               “Company” means Cummins Inc.

(n)                                 “Covered Compensation” means, with respect to an Executive for a period, as follows:

(1)                                  For benefits with an Annuity Starting Date after 2005, the total of base salary and short-term bonus earnings paid by the Employer to the Executive during such period; provided, however, if the Executive Terminates Employment after a Change of Control, his Covered Compensation shall include the total of all base salary and bonus payments paid to the Executive pursuant to the Executive Retention Plan following his Termination of Employment.  For purposes of this Paragraph, “short-term bonus” means variable incentive compensation based on a performance measurement period of one year or less, including but not limited to amounts earned under the Company’s Target Bonus Plan and Senior Executive Bonus Plan.

(2)                                  For benefits with an Annuity Starting Date in 2005, the meaning specified by the Plan, as in effect immediately before this restatement.

(o)                                 “Deferred Vested Benefit” means the benefit payable pursuant to Section 6.04.

(p)                               “Denial” or “Denied” means a denial, reduction, termination, or failure to provide or make payment (in whole or in part) of a Plan benefit.

(q)                                 “Domestic Partner” means a person of the same or opposite sex (i) with whom the Executive has a single, dedicated relationship and has shared the same permanent residence for at least six months, (ii) who is not married to another person or part of another domestic partner relationship and is at least age 18, (iii) who, with the Executive, is mutually responsible for the other’s welfare, (iv) who, with the Executive, intends for their relationship to be permanent, (v) who is not so closely related to the Executive as to preclude marriage under state law, and (vi) for whom there is an Affirmation of Domestic Partnership on file with the Administrator.  In determining whether the requirements of clauses (i) through (v) of the preceding sentence have been satisfied, the Administrator may rely on the Affirmation of Domestic Partner filed with the Administrator.

(r)                                    “Employer” means the Company and all of its Affiliated Employers.

(s)                                  “ERISA” means the Employee Retirement Income Act of 1974, as amended from time to time.

(t)                                    “Excess Benefit Retirement Plan” means the Cummins Inc. Excess Benefit Retirement Plan, as amended from time to time.

(u)                                 “Executive” means (i) an individual who has been designated by the Board as an officer of the Company and who is paid through the Company’s United States payroll or (ii) any other employee of the Company designated by the Board as an executive eligible to participate in the Plan; provided in each case that the individual has completed any forms required by the Administrator as a condition of participation.

(v)                                 “Executive Retention Plan” means the Cummins Inc. Executive Retention Plan, as amended from time to time.

(w)                               “Grandfathered Amount” has the meaning specified in Section 1.02.

(x)                                   “Non-Grandfathered Amount” means a benefit under the Plan in excess of the Grandfathered Amount.

(y)                                 “Pension Plan” means the Cummins Inc. and Affiliates Pension Plan provisions applicable to the Participant, as amended from time to time.

(z)                                   “Plan” means the Cummins Inc. Supplemental Life Insurance and Deferred Income Plan, as set out in this document, as amended from time to time.

(aa)                            “Present Actuarial Value” means the present value of a future stream of payments, as determined by the Administrator using:

(1)                                  the mortality table based on the commissioner’s standard table (described in Code Section 807(d)(5)(A)) used to determine reserves for group annuity contracts issued on the date as of which present value is determined (without regard to any other subparagraph of Code Section 807(d)(5)), that is prescribed by the Commissioner of the Internal Revenue Service in revenue rulings, notices, or other guidance published in the Internal Revenue Bulletin; and

(2)                                  the annual interest rate on 30-year U.S. Treasury Bonds as specified by the Commissioner of the Internal Revenue Service in revenue rulings, notices, or other guidance published in the Internal Revenue Bulletin for the fourth month preceding the first day of the calendar quarter in which the benefit becomes payable.

(bb)                          “Prior Program” means the predecessor of this Plan for the period from January 1, 1986, through December 31, 1996.

(cc)                            “Qualified Domestic Relations Order” has the meaning specified in Code Section 414(p).

(dd)                          “Service”‘ means the total of (i) the Executive’s employment service with the Employer, plus (ii) if the Executive Terminates Employment after a Change of Control, the period of months for which Termination Payments (as defined in the Executive Retention Plan) are paid or payable to the Executive under the Executive Retention Plan.  For purposes of the Plan, an Executive shall receive credit for Service for all periods of employment with the Employer, expressed in full years and months

(with credit for 1/12 of a year (one month) being credited for each month during which the Executive works one day.

(ee)                            “Specified Employee” means, with respect to the 12-month period beginning on the Specified Employee Effective Date, an individual who, (i) during any part of the 12-month period ending on the Specified Employee Identification Date, is in salary grade 99 or compensation class 6, or (ii) a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and the guidance thereunder.

(ff)                                “Specified Employee Effective Date” means, in the case of an Employee who Terminates Employment before December 1, 2009, the April 1 next following the Specified Employee Identification Date, and, in the case of an Employee who Terminates Employment after December 31, 2009, the January 1 next following the Specified Employee Identification Date.

(gg)                          “Specified Employee Identification Date” means December 31.

(hh)                          Spouse” means, as of the Executive’s Annuity Starting Date, (i) the person to whom the Executive is married in accordance with applicable law of the jurisdiction in which the Executive resides, or (ii) in the case of an Executive not described in clause (i), the Executive’s Domestic Partner.

(ii)                                  “Supplemental Life Annuity” means the benefit payable to an Executive pursuant to Article VI.

(jj)                                  “Survivor Benefit” means the benefit, if any, payable to an Executive’s Spouse or other Beneficiary pursuant to Article VI following the Executive’s death after Termination of Employment with Vested rights to a Supplemental Life Annuity.

(kk)                            “Termination of Employment,” “Terminates Employment,” or any variation thereof refers to a separation from service within the meaning of Code Section 409A(a)(2)(A)(i) for a reason other than the Executive’s death.

(ll)                                  “Trust” means the grantor trust established by the Company to provide a source for the payment of retirement benefits under the Plan and benefits under certain other Employer programs.

(mm)                      “Trustee” means the Trustee of the Trust.

(nn)                          “Vested” means, with respect to an Executive, the portion of the Executive’s Supplemental Life Annuity in which the Executive has a non-forfeitable interest, to the extent provided herein.

(oo)                          “Vesting Service” means, with respect to an Executive, his total Service; provided, however, in determining the Executive’s total Vesting Service, he shall be credited with a full year of Vesting Service for any period of at least five months in addition to his full years of Service.  For example, a Participant with four years and six months of Service shall be credited with five years of Vesting Service.

Section 2.02                            Rules of Interpretation.

(a)                                  The Plan is intended to comply with (i) Code Section 409A and (ii) the applicable provisions of ERISA, and it shall be interpreted and administered in accordance with such intent. Except as provided in the preceding sentence or as otherwise expressly provided herein, the Plan shall be construed, enforced, and administered, and the validity thereof determined, in accordance with the internal laws of the State of Indiana without regard to conflict of law principles, and the following provisions of this Section.

(b)                                 Words used herein in the masculine shall be construed to include the feminine, where appropriate, and vice versa, and words used herein in the singular or plural shall be construed to include the plural or singular, where appropriate.

(c)                                  Headings and subheadings are used for convenience of reference only and shall not affect the interpretation of any provision hereof.

(d)                                 If any provision of the Plan shall be held to violate the Code or ERISA or be illegal or invalid for any other reason, that provision shall be deemed null and void, but the invalidation of that provision shall not otherwise affect the Plan.

(e)                                  Reference to any provision of the Code, ERISA or other law shall be deemed to include a reference to the successor of such provision.

ARTICLE III
PARTICIPATION

An Executive shall commence participation in the Plan following his or her execution of a form provided by the Company authorizing periodic payroll deductions in amounts sufficient to pay the Executive’s share of the premiums on life insurance policies on the Executive’s life.  From time to time, the Executive shall also complete any forms required by the Administrator or an insurer and submit to any necessary physical examinations requested by an insurer.

ARTICLE IV
INSURANCE POLICIES

Section 4.01                            Purchase of Insurance Policies.  An Executive shall be covered by one or more insurance policies with an aggregate face value of approximately three times the Executive’s base salary.  All such policies shall be owned by the Trustee.  Additional policies shall be purchased as the Executive’s salary is increased, except that no incremental policy shall be purchased in a face amount of less than $20,000.  Coverage under all such policies shall terminate on the Executive’s Termination of Employment.

Section 4.02                            Premium Payments.

(a)                                  The annual premium payable with respect to policies on the Executive’s life shall be paid in part by the Executive, with any remaining amount paid by the Trustee to the extent not paid by the Employer.  The Executive shall be required to pay only that portion of the premium equal to the amount that would be included in the Executive’s income for Federal income tax purposes, if the entire premium were paid by the Trustee for the Employer.  Such amount shall be determined annually in accordance with Internal Revenue Service rules and regulations.

(b)                                 If an Executive becomes “disabled” within the meaning of Code Section 409A and is entitled to benefits under the Company’s Long Term Disability Plan, the Trustee shall pay all insurance premiums under the policies until the earlier of the end of the disability or the Executive’s Termination of Employment.

(c)                                  Unless paid by the Employer, the Employer’s share of the annual premium shall be paid by the Trustee from the assets of the Trust, including, in the discretion of the Trustee, by borrowing against the value of any policies on the Executive’s life.

ARTICLE V
DEATH BENEFITS

If the Executive dies before Termination of Employment, the death benefits payable under the policies described in Article IV shall be paid (i) to the Trustee to the extent and in the amount of the total premiums paid by the Employer and the Trustee, and not previously reimbursed, under the policies on the Executive’s life, and (ii) to the Executive’s Beneficiary, to the extent of the remainder; provided, however, in no event shall a death benefit payment be made to an Executive’s Beneficiary in an amount greater than three times the Executive’s annual base salary at the time of his or her death.

ARTICLE VI
RETIREMENT BENEFITS

Section 6.01                            General Provisions.

(a)                                  No benefits shall be payable under this Article with respect to an Executive for whom death benefits have been paid pursuant to Article V.

(b)                                 Benefits payable pursuant to this Article shall commence or be paid, if payable in a lump sum, on the Executive’s Annuity Starting Date.

Section 6.02                            Normal Retirement Benefit.  Subject to the modifications specified in Appendix A with respect to certain Executives, an Executive with at least 10 years of Service who Terminates Employment on or after reaching age 60 (age 65 for benefits with an Annuity Starting Date in 2005) shall receive from the Trustee, beginning as of the first day of the month following his Termination of Employment, in monthly installments, a Supplemental Life Annuity in an annual amount equal to:

(a)                                  2% of the Executive’s Average Covered Compensation times his years of Service not exceeding 20 years; plus

(b)                                 (i) in the case of a benefit with an Annuity Starting date after 2005, 1% of the Executive’s Average Covered Compensation times his years of Service in excess of 20, up to a maximum of 10 years, and excluding, to the extent permitted by law, years following the year in which the Executive reaches age 65, or (ii) in the case of a benefit with an Annuity Starting Date in 2005, 1% of the Executive’s Average Covered Compensation times his years of Service in excess of 20, up to a maximum of 10 years, and excluding, to the extent permitted by law, years following the year in which the Executive reaches age 60; plus

(c)                                  in the case of an Executive who is among the two most highly compensated Executives of the Company at the time of Termination of Employment, an additional 10% of Average Covered Compensation; minus

(d)                                 the Executive’s annual benefit from the Pension Plan and the Excess Benefit Plan, if applicable, determined as if such annual benefit (i) commenced on the first day of the month following the Executive’s Termination of Employment and (ii) were payable in monthly installments in the form of a single life annuity to the Executive.

Benefits payable pursuant to this Section shall begin as of the first day of the month following the Executive’s Termination of Employment.

Section 6.03                            Early Retirement.  If an Executive with at least 10 years of Service Terminates Employment on or after age 55 but before reaching age 60 (age 65 in the case of benefits with an Annuity Starting Date in 2005), the Executive shall be entitled to receive from the Trustee, beginning as of his Annuity Starting Date, in monthly installments, a Supplemental Life Annuity in an annual amount equal to the amount determined in accordance with Section 6.02, reduced as follows:

(1)                                  in the case of benefits with an Annuity Starting Date after 2005, by 1/3 of 1% for each full month by which the Executive’s Annuity Starting Date precedes his 60th birthday; provided, however, in the case of an individual who was an Executive before 2006, no reduction shall be made, if the Executive (i) Terminates Employment after reaching age 55 and completing 20 years of Service and his total years of age and Service upon Termination of Employment are at least 80 or (ii) was a participant in the Prior Plan and has completed at least 30 years of Service upon Termination of Employment;

(2)                                  in the case of benefits with an Annuity Starting Date in 2005, by .5% for each full month by which the Executive’s Annuity Starting Date precedes his 65th birthday; provided, however, in the case of an individual who was an Executive before 2006, no reduction shall be made, if the Executive (i) Terminates Employment after reaching age 55 and completing 20 years of Service and his total years of age and Service upon Termination of Employment are at least 80 or (ii) was a participant in the Prior Plan and has completed at least 30 years of Service upon Termination of Employment.

Benefits payable pursuant to this Section shall begin as of the first day of the month following the Executive’s Termination of Employment.

Section 6.04         Deferred Vested Benefit.  An Executive who Terminates Employment before he is eligible for benefits pursuant to Section 6.02 or 6.03 shall be entitled to receive from the Trustee, beginning as of his Annuity Starting Date, in monthly installments, a Supplemental Life Annuity in an annual amount equal to his Vested percentage multiplied by the amount determined in accordance with Section 6.02, and reduced as provided in Section 6.03.  The Annuity Starting Date for benefits payable pursuant to this Section shall be the first day of the month next following the later of the Executive’s (i) Termination of Employment or (ii) 55th birthday.

Section 6.05         Survivor Benefit.  If the Executive dies after Termination of Employment with a Vested right to a Supplemental Life Annuity, the following survivor benefits shall be paid:

(a)           If the Executive dies on or after his Annuity Starting Date, a survivor benefit equal to 50% of the monthly amount payable to the Executive during his life shall be paid to the Executive’s Spouse for the remainder of her life, beginning with the first day of the month after the Executive’s death; provided, however, if the Executive had not received Supplemental Life Annuity payments for at least 15 years before his death, his Spouse shall be entitled to receive the same monthly benefit that was payable to the Executive for the remainder of such 15-year period, and the 50% benefit thereafter for the remainder of her life.  If the Executive and his Spouse, if any, should die before receiving Supplemental Life Annuity benefits for at least 15 years, a lump-sum payment equal to the Present Actuarial Value of the remaining benefit due to be paid over the 15-year period shall be paid to the Executive’s designated Beneficiary.

(b)           If the Executive dies before his Annuity Starting Date, a survivor benefit shall be paid pursuant to this Subsection, beginning as of the date that would have been the Executive’s Annuity Starting Date, if he had Terminated Employment on the date of his death and lived until distribution of benefits under the Plan began.  If the Executive is survived by his Spouse, a monthly survivor benefit shall be paid to his Spouse for the remainder of her life (i) in an amount equal to 100% of the amount that would have been payable to the Executive under the preceding provisions of this Article (if he had Terminated Employment on the date of his death and lived) for the first 15 years in which such payments were made, and (ii) in an amount equal to 50% of the amount that would have been payable to the Executive under the preceding provisions of this Article (if he had Terminated Employment on the date of his death and lived) for periods after the first 15 years in which such payments.  If the Executive’s Spouse dies before payments are made for a period of 15 years, a lump-sum payment equal to the Present Actuarial Value of the remaining benefit due to be paid over the 15-year period shall be paid to the Executive’s designated Beneficiary.

Section 6.06         Distribution of Small Benefits.  Notwithstanding the preceding provisions of this Article, if the Present Actuarial Value of the benefits payable pursuant to this Article as of the Annuity Starting Date is less than $25,000, the Trustee shall pay the Present Actuarial Value of such payments as a single lump sum payment within 60 days following the Executive’s Termination of Employment.

Section 6.07         Delay in Payment for Specified Employees.  Notwithstanding any provision of this Plan to the contrary, to the extent required by Code Section 409A(a)(2)(B)(i), distribution of the Supplemental Life Annuity to a Participant who is a Specified Employee on account of his Termination of Employment for any reason other than death shall be delayed until the earliest date permitted by such section.  If the Supplemental Life Annuity is payable in the form of a monthly annuity, the sum of the monthly payments that are required to be delayed in accordance with this Section shall be paid with the first permitted monthly payment.  Any delayed payments shall be increased by interest from the first day of the month following the Executive’s Termination of Employment to the date on which his benefit payments begin at the applicable interest rate for retroactive annuity starting dates under the Pension Plan.

Section 6.08         Designating a Beneficiary.  The Executive may designate a Beneficiary only by filing a completed Applicable Form with the Administrator during his life.  The Executive’s proper filing of a Beneficiary designation shall cancel all prior Beneficiary designations.  If the Executive does not designate a Beneficiary, or if all properly designated Beneficiaries die before the Executive, the Executive’s Beneficiary shall be his Spouse, if living at the time of the Executives death, or if his Spouse is not then living, to the individual(s), if any, named as the Executive’s beneficiary under his Employer-provided group life insurance program, who are living at the time of the Executive’s death or, if no such beneficiaries are then living, to the Executive’s estate.

ARTICLE VII
VESTED BENEFITS

An Executive’s interest in his or her Supplemental Life Annuity shall become Vested in accordance with the following Schedule:

Years of Vesting Service	Vested Percentage

Fewer than 5	0
5	25
6	40
7	55
8	70
9	85
10 or more	100

ARTICLE VIII
ACCELERATED PAYMENT UPON CHANGE OF CONTROL

Upon a Change of Control, an Executive who is entitled to benefits under the Plan, other than an Executive who has Terminated Employment with a right to a Deferred

Vested Benefit, shall become fully Vested in the Supplemental Life Annuity and, notwithstanding anything in Article VI to the contrary, shall receive, in place of future payments under the Plan, a lump sum payment equal to the Present Actuarial Value of the Supplemental Life Annuity accrued to the date of the Change of Control and remaining to be paid under the Plan.  The lump sum Present Actuarial Value of the Supplemental Life Annuity benefit payable shall be calculated assuming that, solely for the purpose of reducing the benefit for early commencement, that the Executive, other than one who is entitled to a Deferred Vested Benefit, has already met the conditions for unreduced benefits described in Section 6.03 at the earliest possible time, taking into consideration the Executive’s age and Service.

ARTICLE IX
ADMINISTRATION OF PLAN

Section 9.01         Powers and Responsibilities of the Administrator.

(a)           The Administrator shall have full responsibility and discretionary authority to control and manage the operation and administration of the Plan.  The Administrator is authorized to accept service of legal process on behalf of the Plan.  To the fullest extent permitted by applicable law, any action taken by the Administrator pursuant to a reasonable interpretation of the Plan shall be binding and conclusive on all persons claiming benefits under the Plan, except to the extent that a court of competent jurisdiction determines that such action was arbitrary or capricious.

(b)           The Administrator’s discretionary powers include, but are not limited to, the following:

(1)           to interpret Plan documents, decide all questions of eligibility, determine whether a Participant has Terminated Employment, determine the amount, manner, and timing of distributions under the Plan, and resolve any claims for benefits;

(2)           to prescribe procedures to be followed by a Participant, Beneficiary, or other person applying for benefits;

(3)           to appoint or employ persons to assist in the administration of the Plan and any other agents as it deems advisable;

(4)           to adopt such rules as it deems necessary or appropriate; and

(5)           to maintain and keep adequate records concerning the Plan, including sufficient records to determine each Participant’s eligibility to participate and his interest in the Plan, and its proceedings and acts in such form and detail as it may decide.

Section 9.02         Indemnification.  The Company shall indemnify and hold harmless the Administrator, any person serving on a committee that serves as Administrator, and any officer, employee, or director of an Employer to whom any duty or power relating to the administration of the Plan has been properly delegated from and against any cost, expense, or liability arising out of any act or omission in connection with the Plan, unless arising out of such person’s own fraud or bad faith.

Section 9.03         Claims and Claims Review Procedure.

(a)           All Benefit Claims must be made in accordance with procedures established by the Administrator from time to time.  A Benefit Claim and any appeal thereof may be filed by the claimant or his authorized representative.

(b)           The Administrator shall provide the claimant with written or electronic notice of its approval or Denial of a properly filed Benefit Claim within 90 days after receiving the claim, unless special circumstances require an extension of the decision period.  If special circumstances require an extension of the time for processing the claim, the initial 90-day period may be extended for up to an additional 90 days.  If an extension is required, the Administrator shall provide written notice of the required extension before the end of the initial 90-day period, which notice shall (i) specify the circumstances requiring an extension and (ii) the date by which the Administrator expects to make a decision.

(c)           If a Benefit Claim is Denied, the Administrator shall provide the claimant with written or electronic notice containing (i) the specific reasons for the Denial, (ii) references to the applicable Plan provisions on which the Denial is based, (iii) a description of any additional material or information needed and why such material or information is necessary, and (iv) a description of the applicable review process and time limits.

(d)           A claimant may appeal the Denial of a Benefit Claim by filing a written appeal with the Administrator within 60 days after receiving notice of the Denial.  The claimant’s appeal shall be deemed filed on receipt by the Administrator.  If a claimant does not file a timely appeal, the Administrator’s decision shall be deemed final, conclusive, and binding on all persons.

(e)           The Administrator shall provide the claimant with written or electronic notice of its decision on appeal within 60 days after receipt of the claimant’s appeal request, unless special circumstances require an extension of this time period.  If special circumstances require an extension of the time to process the appeal, the processing period may be extended for up to an additional 60 days.  If an extension is required, the Administrator shall provide written notice of the required extension to the claimant before the end of the original 60-day period, which shall specify the circumstances requiring an extension and the date by which the Administrator expects to make a decision.  If the Benefit Claim is Denied on appeal, the Administrator shall provide the claimant with written or electronic notice containing a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Benefit Claim, as well as the specific reasons for the Denial on appeal and references to the applicable Plan provisions on which the Denial is based.  The Administrator’s decision on appeal shall be final, conclusive, and binding on all persons, subject to the claimant’s right to file a civil action pursuant to ERISA Section 502(a).

ARTICLE X
GROSS-UP PAYMENTS

If payment of the lump sum Present Actuarial Value of the Supplemental Life Annuity pursuant to Article VIII (“Accelerated Payment”) causes the Accelerated Payment and any other payments made in connection with a Change of Control (together with the Accelerated Payment, the “Total Payments”) to be subject to the tax (“Excise Tax”) imposed by Code Section 4999, the Company shall pay to the Executive an additional amount (“Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax paid or payable (and not grossed-up under a similar provision of another plan or program sponsored by the Company) on the lump sum and such other Total Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this Article, shall be equal to the Accelerated Payment and such other Total Payments.  If any of such other Total Payments are subject to the Excise Tax without regard to the Accelerated Payment, a Gross-Up Payment shall be made, but shall be limited to the increase in the Excise Tax (plus any federal, state, and local income tax and Excise Tax on such Gross-Up Payment) arising solely as a result of the Accelerated Payment.

For purposes of determining whether any of the payments described above will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by the Executive in connection with a Change of Control, whether payable pursuant to the terms of the Plan or any other plan, arrangement, or agreement with the Company, its successors, any person whose actions result in a change in control of the Company or any corporation affiliated (or which, as a result of the completion of a transaction causing a change of control, will become affiliated) with the Company within the meaning of Code Section 1504 shall be treated as “parachute payments” within the meaning of Code Section 280G(b)(2), and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to the Executive, the payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Code Section 280G(b)(4) either in their entirety or in excess of the base amount within the meaning of Code Section 280G(b)(3), or are otherwise not subject to the Excise Tax, (ii) the amount of the payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4).  In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of payment, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the

Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Code Section 1274(d).  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

To the extent that earlier payment is not required by the preceding provisions of this Section, the Company’s payment pursuant to this Section shall be made not later than the end of the calendar year next following the calendar year in which the Participant remits the related taxes.

ARTICLE XI
PRESERVATION OF ACCRUED BENEFITS

Nothing in this restatement shall reduce the Supplemental Life Annuity payable with respect to an Executive, to the extent accrued as of December 31, 2005, under the terms of the Plan, as in effect immediately before this restatement.

ARTICLE XII
AMENDMENT AND TERMINATION

The Plan shall continue in force with respect to any Executive until the completion of any payments due hereunder and shall be binding upon any successor to substantially all the assets of the Company.  The Company may, however, at any time, amend the Plan to provide that no additional benefits shall accrue with respect to any Executive under the Plan; provided, however, that no such amendment shall (i) deprive any Executive or Beneficiary of any benefit that accrued under the Plan before the adoption of such amendment; (ii) result in an acceleration of benefit payments in violation of Code Section 409A and the guidance thereunder, or (iii) result in any other violation of Section 409A or the guidance thereunder.  The Company may also, at any time, amend the Plan retroactively or otherwise, if and to the extent that it deems such action appropriate in light of government regulations or other legal requirements.

ARTICLE XIII
MISCELLANEOUS

Section 13.01       Obligations of Employer.  The Employer’s only obligation hereunder shall be a contractual obligation to make payments to Executives, Spouses, or other Beneficiaries entitled to benefits provided for herein when due, and only to the extent that such payments are not made from the Trust.  Nothing herein shall give a Participant, Spouse, Beneficiary, or other person any right to a specific asset of an Employer or the Trust, other than as a general creditor of the Employer.

Section 13.02       Employment Rights.  Nothing contain herein shall confer any right on an Executive to be continued in the employ of any Employer or affect the Executive’s right to participate in and receive benefits under and in accordance with any pension, profit-sharing, incentive compensation, or other benefit plan or program of an Employer.

Section 13.03       Non-Alienation.  Except as otherwise required by a Qualified Domestic Relations Order, no right or interest of an Executive, Spouse, or other Beneficiary under this Plan shall be subject to voluntary or involuntary alienation, assignment, or transfer of any kind.  Payments shall be made to an Alternate Payee to the extent provided in a Qualified Domestic Relations Order.  To the extent permitted by Code Section 409A, payments pursuant to a Qualified Domestic Relations Order may be made in a lump sum and before the Participant’s earliest retirement age (as defined by ERISA Section 206(d)(3)(E)(ii)).

Section 13.04       Tax Withholding.  The Employer or Trustee may withhold from any distribution hereunder amounts that the Employer or Trustee deems necessary to satisfy federal, state, or local tax withholding requirements (or make other arrangements satisfactory to the Employer or Trustee with regard to such taxes).

Section 13.05       Other Plans.  Amounts and benefits paid under the Plan shall not be considered compensation to the Executive for purposes of computing any benefits to which he may be entitled under any other pension or retirement plan maintained by an Employer.

Section 13.06       Liability of Affiliated Employers.  If any payment to be made under the Plan is to be made on account of an Executive who is or was employed by an Affiliated Employer, the cost of such payment shall be borne in such proportion as the Company and the Affiliated Employer agree.

This Restatement of the Cummins Inc. Supplemental Life Insurance and Deferred Income Plan has been signed by the Company’s duly authorized officer, acting behalf of the Company, this      day of December, 2008.

CUMMINS INC.

By:

Title:

APPENDIX A

Guidelines for Enhanced SERP

For Executives Joining Cummins Mid-Career

General Criteria

The Company’s Chief Executive Officer (“CEO”) may designate an enhanced SERP benefit for an Executive (Officer or Executive Director) joining Cummins mid-career.  In determining whether an enhanced benefit is appropriate and, if so, the amount of such benefit, the CEO shall consider:

•                  any existing pension benefits of the Executive from previous employers;

•                  the recruiting and retention value of the enhanced benefit;

•                  the amount of time that the Executive is expected to work before retiring from Cummins (as a rule, at least age 55; as a target, at least age 58); and

•                  the amount of Service that the Executive will have upon likely retirement.

An enhanced benefit may also be used to assist the transition of other Officers, if the CEO determines that such a benefit is in the best interests of Cummins.

The enhanced retirement benefit formula is to be applied at the discretion of the CEO, who has the obligation to inform the Administrator of such benefits.

The CEO will define the benefit or formula applicable to each case in the future.  For existing Executives, the following is authorized:

•                  Grow benefit by double-accrual approach:  4% per year for each of the first 10 years of Service; 2% per year for next five years of Service, maximum 50% at 15 years of Service.

•                  Replace “rule of 80” with “rule of 70”, which means eligible for unreduced benefits upon achieving at least age 58, at least 10 years of Service, but the total of the two must be at least 70. (This does not mean a full 50% benefit, but merely unreduced accrued benefit.)

•                  Fully vested after five years of Service. (Normally vesting begins at five years and is not 100% until ten years of Service are completed.

•                  A full 50% benefit will be provided at age 60, even if not achieved by the formula.

Upon a Change of Control, the designated Executives:

•                  become fully Vested, regardless of Service (no change from current Plan);

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•                  will have a Final Average Total Cash Compensation equal the average for that received during their actual years of Service, if less than five years of Service;

•                  will be deemed to have met the requirements for unreduced commencement of benefits (no change from current Plan); and

•                  will receive a lump sum payment of the Present Actuarial Value of the benefit accrued to the date of the Change of Control, using the formula designated for the respective Executive (in the case of the existing group, the “double-accrual” formula).

The foregoing provisions apply to the following officers:

R. S. Adu-Gyamfi

J. S. Blackwell

P. F. Carter

A. R. Dohner

S. P. Knaebel

F. J. McDonald

L. O. Moore

B. S. Vedak

S. L. May

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